L·B·B

LOPEZ, BLEVINS, BORK & ASSOCIATES, LLP • • • CERTIFIED PUBLIC ACCOUNTANTS

June 19, 2006

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC
USA 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4.01 in the Form 8-K dated June 19, 2006 of Raptor Pharmaceuticals Corp. filed with the Securities and Exchange Commission and are in agreement with the statements contain therein.

Yours truly,

Lopez, Blevins, Bork & Associates, LLP

LOPEZ, BLEVINS, BORK & ASSOCIATES, LLP

2500 WILCREST DRIVE, SUITE 150 • HOUSTON, TEXAS 77042 • TEL: (713) 877-9944 • FAX: (713) 979-1735